UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2010

STALAR 1, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52971	26-1402640
(State or Other	(Commission	(IRS Employer
Jurisdiction of Incorporation)	File Number)	Identification Number)

317 Madison Ave., Suite 1520, New York, NY		10017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 953-1544

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations

Item 1.02	Termination of a Material Definitive Agreement.

As previously reported on SEC Form 8-K, filed by Stalar 1, Inc. (“Stalar”) on November 3, 2010, Stalar entered into a Reverse Merger and Financial Advisory Agreement (the “Agreement”) on November 2, 2010 with Shenyang Yanshajing Building Material Co., Ltd. (“Shenyang”).  By letter dated December 4, 2010, Shenyang notified Stalar that it was terminating the Agreement. In a letter dated December 6, 2010, Stalar responded that the Agreement did not provide a termination right to Shenyang. By letter dated December 15, 2010 Shenyang’s counsel reiterated Shenyang’s termination and disclaimed any liability to Stalar. By letter dated December 18, 2010, Stalar reiterated its view that Shenyang lacked authority to terminate the Agreement and alleged other breaches under the Agreement.

Pursuant to the Agreement, if not terminated, Shenyang would either (i) effect a merger with Stalar, or (ii) effect a merger with another entity.  In consideration of either merger, Stalar, or its designee, would receive fully-paid and non-assessable shares of the survivor of the merger and warrants to purchase additional capital stock of the survivor of the merger.  Additionally, the Agreement prohibits Shenyang from soliciting, entertaining, negotiating, accepting or considering a merger transaction with any other entity.  The term of the Agreement is six (6) months, however, in the event that Stalar determines that there is any material adverse issues that arise in the course of its due diligence investigation of Shenyang and/or its operations, Stalar has the right to immediately terminate the Agreement without any liability to Shenyang.

No material relationship is known to exist between Stalar and Shenyang.

A copy of the Agreement is attached as Exhibit 10.1 to Stalar’s Form 8-K that filed on November 3, 2010. The foregoing summary and description of the Agreement is qualified by reference to the full text of Exhibit 10.1.

Item 9.01.	Financial Statements and Other Exhibits.

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STALAR 1, INC.

Date: December 27, 2010	By:	/s/ Steven R. Fox
Chief Operating Officer and
Chief Financial Officer (principal financial officer)